February 25, 2015

Dustin Dean

Dear Dustin:

Congratulations on the completion of your assignment in Australia! As per your Assignment Letter, as extended and dated August 13, 2013, we are repatriating you back to the US effective March 1, 2015.

Repatriation Provisions

Attached to this letter is a Summary of Repatriation Provisions, which details the assistance to be provided by the company for the duration of your repatriation. You are required to review this entire document, initial each page, sign this page as indicated below, and return fully executed copies as instructed herein.

Summary

The terms and conditions of this letter and the provisions of the company’s policy are subject to change at any time at the company’s sole discretion.

Please acknowledge your understanding and acceptance of this offer letter by signing below and returning to Lynn Gibson.

Sincerely,

/s/ Daryl J. Carlough	3/3/2015
Approving Signatory Name – Company Rep.	Date
Signature

/s/ Dustin Dean	3/3/2015
Approving Signatory Name – Dustin Dean	Date
Signature

By signing this agreement, you acknowledge that you read, understand, and agree to the terms and conditions.

475 10th Avenue, 5th Floor, New York, NY 10018 www.liveperson.com t 212.609.4200 f 212.609.4201

REPATRIATION PROVISIONS

COMPENSATION
Base Salary
You remain on US payroll and will be subject to all applicable U.S tax withholdings required by law. As a reflection of your promotion to EVP, Field Organization you will be paid salary at rate of $13,541.66 per pay period according to our payroll practices (we currently pay salary on a semimonthly basis: the 15th and last day of each month), which annualizes to $325,000 USD.

Incentive Target
The annual Incentive Compensation (part of On Target Earnings) for your Sales Compensation Plan (“Plan”) is $325,000 USD. You will be compensated by the Company in accordance with the terms of the Plan, as it is amended from time to time. LivePerson reserves the right to amend the plan at any time.

Hypothetical Tax	Deduction will terminate as of March 1, 2015
Expatriate Allowance	Payment of allowances will terminate as of March 1, 2015.
Education Allowance	Payment of allowances will terminate as of March 1, 2015.
Health Insurance
You will be eligible to enroll in the LivePerson U.S. health and disability insurance programs as of March 1, 2015 subject to the terms and conditions of the applicable plans and policies. You will remain on the NIB Health Fund until June 30, 2015.

Vacation
You will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time.  You will accrue vacation at the rate of 1.66 days vacation per month (4 weeks per year).

IMMIGRATION
Immigration Services	The company will pay any associated costs to deregister the employee and accompanying family member as the end of the international assignment.
REPATRIATION RELOCATION LOGISTICS

End of Assignment Bonus
Special one-time only bonus of $40,625 USD (equivalent to one and a half month’s salary) paid through the home country payroll within 30 days of your March 1, 2015 assignment end date subject to U.S. tax withholding.

Repatriation Allowance
A net repatriation allowance of up to $50,000 USD for reasonable costs of relocating you and your family and household effects which will include (but not be limited to) the following expenses; paid through home country payroll subject to U.S. tax withholding on those amounts reimbursed by the company after March 1, 2015 and not considered deductible under current IRS regulations. All expenses must be pre-approved by LivePerson.
If you voluntarily terminate your employment within eighteen (18) months of the March 1, 2015 return date to the U.S. company, you will be responsible for repaying LivePerson for the total amount paid towards the Repatriation Allowance. You agree that the amount owing to the Company is a legal debt and obligation and that the amount owed may be partially offset against and deducted from any final payroll check.

1) End of Assignment Travel	One way travel to home location for employee and accompanying family members. Covered costs include air travel, ground transportation to/from airports, and means.

2) Household Goods
Allowable expenses may include:
•    Air and surface shipments.
•    Storage in transit as required up to 60 days.
•    Insurance protection on your household goods up to USD $350,000. You will be required to complete a declared valuation of all your household goods, whether shipped or stored, for insurance purposes.
•    Delivery of goods stored at home (not shipped to assignment location) for up to 90 days following the end of assignment.
•    Purchase of furniture (which may be subject to tax withholding on amounts reimbursed by the company and not considered deductible under current IRS regulations).
•    Others reasonable expenses as agreed in advance.

3) Temporary Accommodations
Temporary housing at home or host location may be provided (as required) based on disposition of host country housing, packing and shipment of household goods and availability of home country housing. Rental car for up to one month.

4) Home Finding Trip	One home finding trip for employee and spouse/partner; air (economy class), meals, lodging, and ground transportation. Actual expenses for airfare, hotel, transportation, and meals will be reimbursed.
Family Travel Allowance
LivePerson will reimburse your “out of pocket” costs to purchase reasonable class airfares, in compliance with the LivePerson Travel and Entertainment Expense Reimbursement Policy, for up to $5,000 USD for a 12-month period commencing from June 1, 2015.

Tax Equalization

As a result of your repatriation, you will be subject to the Company tax equalization policy (“Tax Policy”). The Company will equalize your tax liability for compensation received as part of your Expatriate Assignment through March 1, 2015.

You will be responsible for your U.S. income, state income, and U.S. Social Security taxes on your base salary, incentive awards, stock options, and your personal income and any gains derived from your investments. You will be responsible for remitting payment of tax on your income as required by U.S. tax law.

For eligible compensation paid to you through March 1, 2015, the Company will be responsible for the payment/remittance of actual Host Country income and social taxes on your base, bonus, other incentive compensation, and international assignment allowances. This will also include taxes that may be due on the vesting of stock options during the period July 1, 2013 through March 1, 2015 up to a maximum of $10,000 USD. The payment of all Host Country taxes will also apply to any and all future residual tax liabilities related to your prior employment in the Host Country.

You will receive a Tax Equalization calculation for each calendar year of your assignment and for the years following repatriation where it is necessary to reconcile the Company’s versus your obligation due to the presence of “trailing” allowances, payments, and credits.

As a result of your continued global travel and work we expect that you will have the ability to release some of the excess US foreign tax credits without creating additional tax liabilities in the foreign countries. This is a large benefit to the company and as such the company is willing to continue to support your global tax return preparation needs while this benefit remains. This will relieve you of the need to calculate the foreign tax credit liabilities as this will be performed by McGladrey at the same time they prepare your US tax return. McGladrey will also calculate how much of the refund is related to the foreign tax credit and advise you and the company of the amount due to the company as related to the credits. The company requests that you keep a thorough travel log for your work days outside the U.S. this is not limited to the country of your foreign assignment, any work days outside the U.S. can release these credits. This benefit will be assessed annually to determine when this assistance will no longer be needed.

A tax settlement amount may be due to/from the Company as a result. In is expected that any tax settlement amount be made within 60 days of receipt of the settlement calculation whether due to, or from, the Company.

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